UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2010

ULTRALIFE CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York	14513
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (315) 332-7100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 24, 2010, Ultralife Corporation (the “Company”) entered into an addendum to its employment agreement with John D. Kavazanjian (the “Addendum”), the Company’s President and Chief Executive Officer. The Company and Mr. Kavazanjian entered into the Addendum to supplement certain provisions of Mr. Kavazanjian’s employment agreement to reflect, among other things, that Mr. Kavazanjian may retire. The Addendum gives either Mr. Kavazanjian or the Company the right to terminate Mr. Kavazanjian’s employment agreement by giving the other party written notice sixty days prior to the effective date of such termination (such an event is referred to herein as, “Early Termination”).

In the event of an Early Termination, Mr. Kavazanjian will be entitled to: (i) the continuation of his salary for a period of twelve months, (ii) the cash value of any unused vacation days consistent with the Company’s paid time off policy, (iii) all of his equity awards remaining exercisable through their original expiration date, (iv) having the Early Termination treated as a retirement under the Company’s equity incentive plans, (v) the continuation of health benefits for him, his spouse and dependent children for a period of twelve months, and (vi) the ability to earn his entire 2010 cash bonus in accordance with the Company’s bonus plan, unless an Early Termination occurs prior to December 31, 2010, in such case the cash bonus will be prorated.

In the event of an Early Termination, Mr. Kavazanjian must make himself available to act in a consulting capacity for up to ten hours per month, as requested by the Company, for a period twelve months following the date of his Early Termination. The Company will reimburse Mr. Kavazanjian for all reasonable expenses he incurs as a result of his consultation.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Addendum to Employment Agreement, dated May 24, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 27, 2010	ULTRALIFE CORPORATION

	By:	/s/ Peter F. Comerford

Peter F. Comerford
Vice President of Administration and General Counsel